UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*




                            HYATT HOTELS CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)



                      Class A Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    448579102
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2012
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 15,332

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               12,662,337
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  15,332

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               12,683,439

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           12,698,771*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           21.9 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

*Represents (i) 7,096 shares of the Issuer's Class A Common Stock, par value $0.01, ("Class A Common Stock"), held of record by THE GOLDMAN SACHS GROUP INC. ("GS Group"), (ii) 8,236 shares of Class A Common Stock granted to Richard A. Friedman, a managing director of GOLDMAN, SACHS & CO. ("Goldman Sachs"), in his capacity as a director of the Issuer, under the Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan, pursuant to the Hyatt Hotels Corporation Non-Employee Director Compensation Program, (iii) 29,389 shares of Class A Common Stock that may be deemed to be beneficially owned by Goldman Sachs, (iv) 1,624,272 shares of Class A Common Stock issuable upon conversion of Class B common stock, par value $0.01 per share ("Class B Common Stock"), held of record by GS SUNRAY HOLDINGS PARALLEL SUBCO, L.L.C.("GS Sunray Parallel"), (v) 5,514,889 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held of record by GS SUNRAY HOLDINGS SUBCO I, L.L.C. ("GS Sunray I"), and (v) 5,514,889 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held of record by SUNRAY HOLDINGS SUBCO II, L.L.C. ("GS Sunray II" and, together with GS Sunray Parallel and GS Sunray I, collectively, the "Sunray Entities"). GS Group and certain affiliates, including Goldman Sachs, may be deemed to directly or indirectly own the 12,654,050 shares of Class B Common Stock that are collectively owned by the Sunray Entities, which are owned directly or indirectly by investment partnerships, of which affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner or the managing partner. Goldman Sachs is the investment manager for certain of the investment partnerships which own directly or indirectly the Sunray Entities. Goldman Sachs is a wholly-owned subsidiary of THE GOLDMAN SACHS GROUP, INC. GS Group, Goldman Sachs and the Sunray Entities share voting power and investment power with certain of their respective affiliates. Each of GS Group, Goldman Sachs and the Sunray Entities disclaims beneficial ownership of the shares of Class B Common Stock owned directly or indirectly by the Sunray Entities, except to the extent of their pecuniary interest therein, if any. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, the Sunray Entities have each agreed, pursuant to a stockholders' agreement among HYATT HOTELS CORPORATION and certain of its investors (the "2007 Stockholders' Agreement"), to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on the 2007 Stockholders' Agreement, please see the Issuer's registration statement on Form S-1 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the "Commission") on August 5, 2009 (Registration No. 333-161068) (as so filed and amended, the "Registration Statement"), and prospectus dated November 4, 2009 filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Prospectus").


**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the 44,721 shares of Class A Common Stock deemed to be beneficially owned directly or indirectly by GS Group and the conversion to Class A Common Stock of 12,654,050 shares of Class B Common Stock owned by the Sunray Entities, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock owned by the Sunray Entities represent 10.3% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               12,662,337*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               12,683,439*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           12,683,439*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           21.9 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------

*Represents (i) 29,389 shares of Class A Common Stock that may be deemed to be beneficially owned by Goldman Sachs, (ii) 1,624,272 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held of record by GS Sunray Parallel, (iii) 5,514,889 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held of record by GS Sunray I, and
(iv) 5,514,889 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held of record by GS Sunray II. Goldman Sachs may be deemed to directly or indirectly own the 12,654,050 shares of Class B Common Stock that are collectively owned by the Sunray Entities, which are owned directly or indirectly by investment partnerships, of which affiliates of Goldman Sachs are the general partner, managing limited partner or the managing partner. Goldman Sachs is the investment manager for certain of the investment partnerships which own directly or indirectly the Sunray Entities. Goldman Sachs is a wholly-owned subsidiary of GS Group. GS Group, Goldman Sachs and the Sunray Entities share voting power and investment power with certain of their respective affiliates. Each of GS Group, Goldman Sachs and the Sunray Entities disclaims beneficial ownership of the shares of Class B Common Stock owned directly or indirectly by the Sunray Entities, except to the extent of their pecuniary interest therein, if any. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock, par value $0.01 upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray I has agreed, pursuant to the 2007 Stockholders's Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on the 2007 Stockholders' Agreement, please see the Issuer's Registration Statement.


**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the 29,389 shares of Class A Common Stock deemed to be beneficially owned by Goldman Sachs and the conversion to Class A Common Stock of 12,654,050 shares of Class B Common Stock owned by the Sunray Entities, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock owned by the Sunray Entities represent 10.3% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS SUNRAY HOLDINGS PARALLEL SUBCO, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,624,272*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,624,272*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,624,272*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           3.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 1,624,272 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held of record by GS Sunray Parallel. GS Sunray Parallel may be deemed to beneficially own 1,624,272 shares of Class A Common Stock by reason of its direct beneficial ownership of 1,624,272 shares of Class B Common Stock. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray Parallel has agreed, pursuant to the 2007 Stockholders' Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on the 2007 Stockholders' Agreement, please see the Issuer's Registration Statement.

**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the conversion to Class A Common Stock of 1,624,272 shares of Class B
Common Stock owned by GS Sunray Parallel, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock owned by GS Sunray Parallel represent 1.3% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS SUNRAY HOLDINGS SUBCO I, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,514,889*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,514,889*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           5,514,889*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           10.8 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 5,514,889 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held of record by GS Sunray I. GS Sunray I may be deemed to beneficially own 5,514,889 shares of Class A Common Stock by reason of its direct beneficial ownership of 5,514,889 shares of Class B Common Stock. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray I has agreed, pursuant to the 2007 Stockholders' Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on the 2007 Stockholders' Agreement, please see the Issuer's Registration Statement.


**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the conversion to Class A Common Stock of 5,514,889 shares of Class B Common Stock owned by GS Sunray I, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock owned by GS Sunray I represent 4.5% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS SUNRAY HOLDINGS SUBCO II, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,514,889*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,514,889*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           5,514,889*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           10.8 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*Represents 5,514,889 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held of record by GS Sunray II. GS Sunray II may be deemed to beneficially own 5,514,889 shares of Class A Common Stock by reason of its direct beneficial ownership of 5,514,889 shares of Class B Common Stock.
As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray II has agreed, pursuant to the 2007 Stockholders' Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on the 2007 Stockholders' Agreement, please see the Issuer's Registration Statement.


**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the conversion to Class A Common Stock of 5,514,889 shares of Class B Common Stock owned by GS Sunray II, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock owned by GS Sunray II represent 4.5% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,906,782*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,906,782*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           5,906,782*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           11.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

* GS CAPITAL PARTNERS VI FUND, L.P. ("GS Capital") and its general partner, GSCP VI ADVISORS, L.L.C. ("GSCP Advisors"), may be deemed to beneficially own indirectly 5,906,782 shares of Class A Common Stock by reason of the direct beneficial ownership of shares of Class B Common Stock by GS Sunray I and GS Sunray II. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray I and GS Sunray II have agreed, pursuant to the 2007 Stockholders' Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on the 2007 Stockholders' Agreement, please see the Issuer's Registration Statement.


**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the conversion to Class A Common Stock of 5,906,782 shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Capital and GSCP Advisors, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Capital and GSCP Advisors represent 4.8% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,913,071*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,913,071*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           4,913,071*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           9.8 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

*GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. ("GS Offshore") and its general partner, GSCP VI OFFSHORE ADVISORS, L.L.C. ("GSCP Offshore Advisors"), may be deemed to beneficially own indirectly 4,913,071 shares of Class A Common Stock by reason of the direct beneficial ownership of shares of Class B Common Stock by GS Sunray I and GS Sunray II. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock, par value $0.01 upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray I and GS Sunray II have agreed, pursuant to the 2007 Stockholders' Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on
the  2007  Stockholders'  Agreement,   please  see  the  Issuer's  Registration
Statement.


**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the conversion to Class A Common Stock of 4,913,071 shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Offshore and GSCP Offshore Advisors, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Offshore and GSCP Offshore Advisors represent 4.0% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI PARALLEL, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,624,272*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,624,272*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,624,272*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           3.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

*GS CAPITAL PARTNERS VI PARALLEL, L.P. ("GS Parallel") and its general partner, GS ADVISORS VI, L.L.C. ("GS Advisors"), may be deemed to beneficially own indirectly 1,624,272 shares of Class A Common Stock by reason of the direct beneficial ownership of shares of Class B Common Stock by GS Sunray Parallel. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray Parallel has agreed, pursuant to the 2007 Stockholders' Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on the 2007 Stockholders' Agreement, please see the Issuer's Registration Statement.


**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the conversion to Class A Common Stock of 1,624,272 shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Parallel and GS Advisors, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Parallel and GS Advisors represent 1.3% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI GMBH & CO. KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               209,925*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               209,925*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           209,925*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

*GS CAPITAL PARTNERS VI GMBH & CO. KG("GS Germany") and its general partner, GOLDMAN, SACHS MANAGEMENT GP GMBH ("GS GmbH"), may be deemed to beneficially own indirectly 209,925 shares of Class A Common Stock by reason of the direct beneficial ownership of shares of Class B Common Stock by GS Sunray I and GS Sunray II. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray I and GS Sunray II have agreed, pursuant to the 2007 Stockholders' Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on the 2007 Stockholders' Agreement, please see the Issuer's Registration Statement.


**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the conversion to Class A Common Stock of 209,925 shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Germany and GS GmbH, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common stock is entitled to one vote per share and each holder of Class B
Common stock is entitled to ten votes per share. The shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Germany and GS GmbH represent 0.2% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS VI, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,624,272*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,624,272*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,624,272*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           3.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*GS Parallel and its general partner, GS Advisors, may be deemed to beneficially own indirectly 1,624,272 shares of Class A Common Stock by reason of the direct beneficial ownership of shares of Class B Common Stock by GS Sunray Parallel. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray Parallel has agreed, pursuant to the 2007 Stockholders' Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on the 2007 Stockholders' Agreement, please see the Issuer's Registration Statement.


**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the conversion to Class A Common Stock of 1,624,272 shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Parallel and GS Advisors, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Parallel and GS Advisors represent 1.3% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,906,782*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,906,782*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           5,906,782*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           11.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*GS Capital and its general partner, GSCP Advisors, may be deemed to beneficially own indirectly 5,906,782 shares of Class A Common Stock by reason of the direct beneficial ownership of shares of Class B Common Stock by GS Sunray I and GS Sunray II. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray I and GS Sunray II have agreed, pursuant to the 2007 Stockholders' Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on
the  2007  Stockholders'Agreement,   please  see  the  Issuer's  Registration
Statement.


**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the conversion to Class A Common Stock of 5,906,782 shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Capital and GSCP Advisors, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Capital and GSCP Advisors represent 4.8% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI OFFSHORE ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,913,071*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,913,071*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           4,913,071*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           9.8 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

*GS Offshore and its general partner, GSCP Offshore Advisors, may be deemed to beneficially own indirectly 4,913,071 shares of Class A Common Stock by reason of the direct beneficial ownership of shares of Class B Common Stock by GS Sunray I and GS Sunray II. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray I and GS Sunray II have agreed, pursuant to the 2007 Stockholders' Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on the 2007 Stockholders' Agreement, please see the Issuer's Registration Statement.


**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the conversion to Class A Common Stock of 4,913,071 shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Offshore and GSCP Offshore Advisors, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Offshore and GSCP Offshore Advisors represent 4.0% of the total voting power as of October 26, 2012.

-----------------------
  CUSIP No. 448579102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS MANAGEMENT GP GMBH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               209,925*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               209,925*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           209,925*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

*GS Germany and its general partner, GS GmbH, may be deemed to beneficially own indirectly 209,925 shares of Class A Common Stock by reason of the direct beneficial ownership of shares of Class B Common Stock by GS Sunray I and GS Sunray II. As provided in the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, except for certain permitted transfers as described in the Issuer's Amended and Restated Certificate of Incorporation.

Until the later of (1) December 31, 2013 and (2) the date that Mr. Thomas J. Pritzker is no longer the Issuer's chairman, GS Sunray I and GS Sunray II have agreed, pursuant to the 2007 Stockholders' Agreement, to vote all of their shares of common stock consistent with the recommendations of a majority of the Issuer's board of directors with respect to all matters. For more information on the 2007 Stockholders' Agreement, please see the Issuer's Registration Statement.

**The percentage is calculated based upon 45,387,810 shares of Class A Common Stock outstanding as of October 26, 2012, as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2012, and the conversion to Class A Common Stock of 209,925 shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Germany and GS GmbH, without giving effect to the conversion of any other outstanding shares of Class B Common Stock. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common stock is entitled to one vote per share and each holder of Class B Common stock is entitled to ten votes per share. The shares of Class B Common Stock deemed to be beneficially owned indirectly by GS Germany and GS GmbH represent 0.2% of the total voting power as of October 26, 2012.

Item 1(a).         Name of Issuer:
                   HYATT HOTELS CORPORATION

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   71 South Wacker Drive, 12th Floor
                   Chicago, IL 60606


Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   GS SUNRAY HOLDINGS PARALLEL SUBCO, L.L.C.
                   GS SUNRAY HOLDINGS SUBCO I, L.L.C.
                   GS SUNRAY HOLDINGS SUBCO II, L.L.C.
                   GS CAPITAL PARTNERS VI FUND, L.P.
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.
                   GS CAPITAL PARTNERS VI GMBH & CO. KG
                   GS ADVISORS VI, L.L.C.
                   GSCP VI ADVISORS, L.L.C.
                   GSCP VI OFFSHORE ADVISORS, L.L.C.
                   GOLDMAN, SACHS MANAGEMENT GP GMBH

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE GOLDMAN SACHS GROUP, INC.; GOLDMAN, SACHS & CO.; GS SUNRAY HOLDINGS PARALLEL SUBCO, L.L.C.; GS SUNRAY HOLDINGS SUBCO I, L.L.C.; GS SUNRAY HOLDINGS SUBCO II, L.L.C.; GS CAPITAL PARTNERS VI FUND, L.P.; GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.; GS CAPITAL PARTNERS VI PARALLEL, L.P.; GS CAPITAL PARTNERS VI GMBH & CO. KG; GS ADVISORS VI, L.L.C.; GSCP VI ADVISORS, L.L.C.; GSCP VI OFFSHORE ADVISORS, L.L.C.; GOLDMAN, SACHS MANAGEMENT GP GMBH:
                   200 West Street, New York, NY 10282

Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN, SACHS & CO. - New York
                   GS SUNRAY HOLDINGS PARALLEL SUBCO, L.L.C. - Delaware
                   GS SUNRAY HOLDINGS SUBCO I, L.L.C. - Delaware
                   GS SUNRAY HOLDINGS SUBCO II, L.L.C. - Delaware
                   GS CAPITAL PARTNERS VI FUND, L.P. - Delaware
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. - Cayman Islands GS CAPITAL PARTNERS VI PARALLEL, L.P. - Delaware
                   GS CAPITAL PARTNERS VI GMBH & CO. KG - Germany
                   GS ADVISORS VI, L.L.C. - Delaware
                   GSCP VI ADVISORS, L.L.C. - Delaware
                   GSCP VI OFFSHORE ADVISORS, L.L.C. - Delaware
                   GOLDMAN, SACHS MANAGEMENT GP GMBH - Germany

Item 2(d).         Title of Class of Securities:
                   Class A Common Stock, $0.01 par value

Item 2(e).         CUSIP Number:
                   448579102

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2013

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS SUNRAY HOLDINGS PARALLEL SUBCO, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS SUNRAY HOLDINGS SUBCO I, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS SUNRAY HOLDINGS SUBCO II, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.4          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.5          Power of Attorney, relating to
                GS SUNRAY HOLDINGS PARALLEL SUBCO, L.L.C.
  99.6          Power of Attorney, relating to
                GS SUNRAY HOLDINGS SUBCO I, L.L.C.
  99.7          Power of Attorney, relating to
                GS SUNRAY HOLDINGS SUBCO II, L.L.C.
  99.8          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI FUND, L.P.
  99.9          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
  99.10         Power of Attorney, relating to
                GS CAPITAL PARTNERS VI PARALLEL, L.P.
  99.11         Power of Attorney, relating to
                GS CAPITAL PARTNERS VI GMBH & CO. KG
  99.12         Power of Attorney, relating to
                GS ADVISORS VI, L.L.C.
  99.13         Power of Attorney, relating to
                GSCP VI ADVISORS, L.L.C.
  99.14         Power of Attorney, relating to
                GSCP VI OFFSHORE ADVISORS, L.L.C.
  99.15         Power of Attorney, relating to
                GOLDMAN, SACHS MANAGEMENT GP GMBH

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A Common Stock, $0.01 par value, of HYATT HOTELS CORPORATION and further agree to the filing of this agreement as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 14, 2013

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS SUNRAY HOLDINGS PARALLEL SUBCO, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS SUNRAY HOLDINGS SUBCO I, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS SUNRAY HOLDINGS SUBCO II, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by THE GOLDMAN SACHS GROUP, INC. ("GS Group"), as a parent holding company, are owned by GS SUNRAY HOLDINGS PARALLEL SUBCO, L.L.C., GS SUNRAY HOLDINGS SUBCO I, L.L.C., GS SUNRAY HOLDINGS SUBCO II, L.L.C. GS CAPITAL PARTNERS VI FUND, L.P., GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P., GS CAPITAL PARTNERS VI PARALLEL, L.P. and GS CAPITAL PARTNERS VI GMBH & CO. KG, (collectively, the "GS Investing Entities"), or are owned, or may be deemed to be beneficially owned, by GOLDMAN, SACHS & CO. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the GS Investing Entities is an affiliate of GS Group. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the GS Investing Entities.

                                                                  EXHIBIT (99.3)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 27, 2012.


THE GOLDMAN SACHS GROUP, INC.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Executive Vice President and
	    General Counsel

                                                                  EXHIBIT (99.4)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 27, 2012.


GOLDMAN, SACHS & CO.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Managing Director

                                                                EXHIBIT (99.5)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS SUNRAY HOLDINGS PARALLEL SUBCO, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald
L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS SUNRAY HOLDINGS PARALLEL SUBCO, L.L.C.


By: /s/ Eric Goldstein

____________________________
Name:   Eric Goldstein
Title:  Vice President

                                                                EXHIBIT (99.6)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS SUNRAY HOLDINGS SUBCO I, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS SUNRAY HOLDINGS SUBCO I, L.L.C.


By: /s/ Eric Goldstein

____________________________
Name:   Eric Goldstein
Title:  Vice President

                                                                EXHIBIT (99.7)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS SUNRAY HOLDINGS SUBCO II, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS SUNRAY HOLDINGS SUBCO II, L.L.C.


By: /s/ Eric Goldstein

____________________________
Name:   Eric Goldstein
Title:  Vice President

                                                                EXHIBIT (99.8)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI FUND, L.P.
By: GSCP VI ADVISORS, L.L.C., its general partner




By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President

                                                                EXHIBIT (99.9)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
By: GSCP VI OFFSHORE ADVISORS, L.L.C., its general partner




By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President

                                                                EXHIBIT (99.10)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI PARALLEL, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS ADVISORS VI, L.L.C., its General Partner





By: /s/ Christine Vollertsen
____________________________
Name:	Christine Vollertsen
Title: 	Vice President and Secretary

                                                                EXHIBIT (99.11)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI GMBH & CO. KG (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI GMBH & CO. KG
By: GS ADVISORS VI, L.L.C., and its General Partner





By: /s/ Christine Vollertsen
____________________________
Name:	Christine Vollertsen
Title: 	Vice President and Secretary

                                                                EXHIBIT (99.12)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS VI, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS ADVISORS VI, L.L.C.



By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President

                                                                EXHIBIT (99.13)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GSCP VI ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GSCP VI ADVISORS, L.L.C.



By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President

                                                                EXHIBIT (99.14)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GSCP VI OFFSHORE ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GSCP VI OFFSHORE ADVISORS, L.L.C.




By: /s/ Christine Vollertsen
____________________________
Name:	Christine Vollertsen
Title: 	Vice President

                                                                EXHIBIT (99.15)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GOLDMAN, SACHS MANAGEMENT GP GMBH


By: /s/ John E. Bowman
____________________________
Name: 	John E. Bowman
Title:  Managing Director